Exhibit 14.1

INTERAMERICAN ACQUISITION GROUP, INC.

CODE OF ETHICS AND CONDUCT FOR
OFFICERS AND MEMBERS OF THE BOARD OF DIRECTORS

Preface

The conduct of the Company’s officers and board members and the principles that guide their governance of the business are essential elements in ensuring that InterAmerican Acquisition Group, Inc. (“IAG” or the “Company”) consistently operates in a lawful and ethical manner and is recognized for such.  Accordingly, the company has adopted the following policies and procedures, and all of its officers and members of its board of directors are expected to demonstrate compliance with them in all of their dealings with or on behalf of the company.

I.	Honest and Ethical Conduct

•	Officers and board members will exhibit and promote the highest standards of honest and ethical conduct through demonstrated practices that:

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Encourage and reward professional integrity, eliminating inhibitions and barriers to responsible behavior such as coercion, fear of reprisal, or alienation from the members of the organization or the enterprise itself.

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Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the enterprise and what could result in material personal gain for an officer or member of the board.

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Provide a mechanism for any officer or board member to inform the audit committee of the board or one of its members about deviations in practice from policies and procedures governing honest and ethical behavior.

-	Demonstrate their personal support for such policies and procedures through communication that reinforces these ethical standards in all aspects of the corporate governance and operational activity.

II.	Avoidance of Conflicts of Interest

•	Business decisions must be made in the Company’s best interest, not motivated by personal interest or gain.

•	Therefore, officers and board members shall avoid any actions that may involve, or that may reasonably be construed to involve, a conflict of interest with their business obligations to IAG.

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Furthermore, officers and board members shall avoid relations, business or otherwise, that might impair, or appear to impair, the independence of any judgment rendered on behalf of IAG, or if such relations cannot be avoided, to ensure they are disclosed to the board of directors and recuse themselves from decisions involving such persons or circumstances where a conflict of interest exists.

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Officers and directors are prohibited from: (a) taking for themselves personally opportunities that properly belong to the company or are discovered through the use of company resources, information or position; (b) using company property, information or position for personal gain; and (c) competing with the company. Officers and directors owe a duty to IAG to advance its legitimate interests when the opportunity to do so arises.

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The IAG’s records are to be maintained as confidential until such time as the Company’s  management or Board determines that such information is to be disclosed to the public. Confidential information, including information related to the company’s search for a business combination and confidential information it receives from others in connection therewith, shall not be disclosed except as permitted or required by law, and then only in the manner deemed approved management of the board.

III.	Financial Records and Periodic Reports

•	The Company’s Officers will establish and manage the enterprise transaction and reporting systems and procedures to ensure that:

-	Business transactions are properly authorized and recorded on the Company’s books and records in accordance with Generally Accepted Accounting Principles (GAAP) and sound business practice.

-	The retention or proper disposal of Company records is accordance with applicable legal and regulatory requirements.

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Periodic financial communications and reports are delivered in a manner that facilitates clarity of content and meaning so that readers and users can reasonably quickly and accurately determine their significance and consequences.

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As a public company, IAG is required to file periodic and other reports with the Securities and Exchange Commission. All officers and directors of the company shall take all reasonable steps to ensure that these reports furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the company’s financial and business condition.

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Officers and directors shall promptly bring to the attention of the Audit Committee any information they may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect IAG’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, involving management or others who have a significant role in IAG’s financial reporting, disclosures or internal controls.

IV.	Compliance with Applicable Laws, Rules and Regulations

•	Officers and directors will:

-	Develop and maintain familiarity with federal, state or local statute, regulation or administrative procedure that affects the operation of the Company; and

-	Monitor the company’s compliance with applicable federal, state or local statute, regulation or administrative rule; and

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Consistent with their position and responsibility with the Company, identify, report and take initiatives to promptly correct any detected deviations from applicable federal, state or local statutes or regulations.

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Officers and directors shall have unrestricted access to company legal counsel, at the company’s expense, in connection with their efforts to fulfill their duties regarding compliance with laws and regulations.

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In general, the Foreign Corrupt Practices Act (“FCPA”) prohibits IAG and its officers and directors from making or offering to make payments or promises to foreign governments, foreign officials, foreign political parties, candidates for foreign political office and other persons known to be conduits to such recipients if the purpose of such payment or promise is to obtain or retain business or to direct business to any other person. Both civil and criminal liability is imposed for violations of the FCPA requirements and prohibitions.

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In general, officers and directors who have access to, or knowledge of, material nonpublic information from or about IAG are prohibited from buying, selling or otherwise trading in the company’s stock or other securities. “Material nonpublic” information includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities.

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Officers and directors in possession of material nonpublic information also are prohibited from giving “tips”, that is directly or indirectly disclosing such information to any other person, including family members, other relatives and friends, so that they may trade in IAG’s stock or other securities. Officers and directors who acquire material nonpublic information about another company, such as a business combination target company, are restricted from trading in the securities of the other company or providing “tips” to others regarding the other company. Such “insider trading” is both unethical and illegal, and could subject any person violating such laws to criminal penalties of up to $5 million and a jail term of up to twenty (20) years, as well as civil penalties of up to three times the illegal profit gained or loss avoided.

V.	Internal Reporting

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The chief executive officer and/or the audit committee of the board of directors or any member thereof are designated points of contact for reporting any violation of this code.  They may be reached at the following address and telephone number:

Address: 2918 Fifth Avenue South, Suite 209, San Diego, CA 92103
Tel: (619) 298-9883

•	IAG not only encourages, but also considers it the obligation of all officers and directors to report violations of the Code of Business Conduct and Ethics.

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No officer or director will be penalized for making a good-faith report of violations of this Code of Business Conduct and Ethics or other illegal or unethical conduct, nor will we tolerate retaliation of any kind against anyone who makes a good-faith report.

•	Any officer or director who submits an intentionally false report of a violation, however, will be subject to corrective action.

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If any officer or director who reports a violation is in some way also involved in the violation, the fact that such individual stepped forward will be considered by the Board Review Committee (as defined below).

VI.	Accountability

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If the result of an investigation indicates that corrective action is required, all of the disinterested members of the Board of Directors (the Board Review Committee) will decide, or designate appropriate persons to decide, what actions to take, including, when appropriate, referral to outside authorities, legal proceedings and corrective action up to and including termination, to rectify the problem and avoid the likelihood of its recurrence.

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Corrective actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Business Conduct and Ethics, and shall include written notices to the individual involved that the Board Review Committee has determined that there has been a violation, censure by the Board Review Committee, demotion or re-assignment, suspension or termination of the individual involved (as determined by the Board Review Committee).

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In determining what action is appropriate in a particular case, the Board Review Committee or its designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether the individual in question had committed other violations in the past.